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                                                                   Exhibit 10.19



                              [RED ROOF INNS LOGO]



                                 October 8, 1998


David L. Rea
6330 Angeles Drive
Dublin, OH 43016

Dear David,

This letter will confirm the terms of our agreement with respect to your promotion to the position of Executive Vice President, Chief Financial Officer and Treasurer of Red Roof Inns, Inc. ("RRI").

     1. EFFECTIVE DATE. The effective date of this promotion is Tuesday, October 6, 1998.

     2.   SALARY. Your new salary will be $200,000 a year.

     3. PERFORMANCE APPRAISAL AND SALARY REVIEW. You will receive a performance appraisal with the potential of a salary adjustment effective January 1, 1999.

     4. MANAGEMENT INCENTIVE COMPENSATION PLAN. In your new position, you will be eligible for a maximum bonus of 75% of annual salary. Any bonus earned in 1998 will be prorated (with 75% based on a maximum potential of 60% of annual salary and 25% based on a maximum potential of 75%).

     5. STOCK OPTIONS. You will be granted options to purchase 35,000 shares of RRI common stock, $.01 par value ("Common Stock"), exercisable at yesterday's closing price ($15.563).

     6. CAR ALLOWANCE. Your car allowance will be increased to $600.00 per month.

     7. EXECUTIVE SEVERANCE AGREEMENT ("PARACHUTE" AGREEMENT). You will receive a new parachute agreement which will increase severance benefits to three times annual base salary, three times the highest bonus, and 36 months of health benefits. Your new parachute also includes a "Relocation" paragraph which provides for the Company to purchase your house under specified circumstances (copy attached).

     8. SEVERANCE. In the event your employment is terminated without "cause", you will be entitled to continuous payment of your base salary then in effect until you secure other employment up to a maximum period of twelve (12) months from the date of termination. Any termination for cause shall follow the definition of "cause" and the procedures for termination as set forth in section (2) of your Executive Severance Agreement. You will also be entitled to continue to receive (during the severance period) such company-provided group health insurance, life insurance and long-term disability coverage as are in effect at the time of termination; in addition, you will receive a prorated portion of any bonus you would have earned, and it will be paid when bonuses for that year are paid to others in the Management Incentive Compensation Plan. The Company will also provide you with outplacement services for a period of up to twelve (12) months from the date of termination.




     Red Roof Inns, Inc. * 4355 Davidson Road * Hilliard, Ohio 43026-2491 *
                                 (614) 876-3200


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David L. Rea
October 8, 1998
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     9.   OTHER RIGHTS AND BENEFITS. This letter agreement shall not affect adversely any rights which you may have pursuant to any other agreement, employment contract, policy, plan, program, or arrangement of the Company, including but not limited to the provisions of your original August 16, 1996 Employment Letter.

Your promotion is well-deserved, David, and I am looking forward to working with you in your new, expanded role.

                                            Sincerely,



                                            Francis W. Cash
                                            Chairman, President &
                                            Chief Executive Officer

FWC/dj

Attachment





AGREED AND ACCEPTED:                     _______________________________________
                                                      David L. Rea


DATE:                                    _______________________________________